SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8 - K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of Earliest event reported): September 30, 2002


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


             Delaware                  0-20549             62-1681831
-------------------------------      ------------      -------------------
(State or other jurisdiction of      (Commission        (I.R.S. Employer
incorporation or organization)       File Number)      Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

                       China Premium Food Corporation
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        (Former name or former address if changed since last report)

Item 5.  Other Events

Sale of Unregistered Securities

      On September 30, 2002, the Company issued 100,000 shares of non-voting Series J Convertible Preferred stock, having a stated value of $10.00 per Preferred J share, and common stock warrants to Mid-Am Capital, L.L.C. ("Mid-Am") for the aggregate purchase price of $1,000,000. Each preferred share is convertible to 40 shares of the Company's common stock of at a per common share conversion price of $0.25, representing 4,000,000 shares of common stock underlying the preferred. The issued warrants entitle the holder to purchase 25 shares of common stock for each share of Series J Convertible Preferred stock issued at an exercise price of $0.40 per common stock share, representing 2,500,000 shares of common stock underlying the


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warrants. The warrants are exercisable for a five-year period. The blended per share price for the common stock underlying the preferred and the warrants is $0.307; the September 30, 2002 closing market trading price was $0.29 per share.

      Mid-Am, a limited liability company headquartered in Kansas City, Missouri, is a finance affiliate of Dairy Farmers of America, Inc. (DFA). Mid-Am was formed to provide capital to and make equity investments in dairy processing and bottling operations. DFA is a dairy marketing cooperative founded January 1, 1998, by the consolidation of four regional dairy marketing cooperatives. DFA markets and processes milk and dairy products on behalf of its member-owners across the United States. DFA's member-owners total more than 26,000, claiming 15,133 farms in 48 states coast-to-coast and border-to-border. DFA producers marketed 45.6 billion pounds of milk (28 percent of the U.S. milk supply) in the year 2001. In 2001 DFA had sales of $7.9 billion.

Item 9.

      See item 5.

Exhibits:

99    Series J Convertible Preferred Certificate of Designation

                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Bravo! Foods International Corp.



Date: October 2, 2002                  By:  /s/ Roy G. Warren
---------------------                       -----------------------
                                            Roy G. Warren,
                                            Chief Executive Officer


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